Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Matthew W. Mamak	Direct Dial: 212-210-1256	Email: matthew.mamak@alston.com

May 9, 2025

Nuvectis Pharma, Inc. 1 Bridge Plaza, 2nd Floor Fort Lee, NJ 07024

Re:	Nuvectis Pharma, Inc. – At-the-Market Offering of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Nuvectis Pharma, Inc., a Delaware corporation (the “Company”) in connection with the at-the-market offering of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), for an amount up to $60 million (the “ATM Shares”) pursuant to the registration statement on Form S-3 (File No. 333-270657) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on March 17, 2023 (the “Registration Statement”) and declared effective by the Commission on March 29, 2023, and the prospectus supplement relating to the ATM Shares (the “ATM Prospectus Supplement”). The ATM Prospectus Supplement relates to the sale by the Company of the ATM Shares through Leerink Partners LLC (the “Agent”) pursuant to the Sales Agreement, dated May 9, 2025 (the “Sales Agreement”), by and between the Company and the Agent. This opinion is being furnished in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined the Second Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and records of proceedings of the stockholders, deemed by us to be relevant to this opinion letter, the Registration Statement, and the ATM Prospectus Supplement.  We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.  In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Sales Agreement.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or other comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth.  Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the ATM Shares have been issued and sold in accordance with the Sales Agreement, and as described in the Registration Statement and ATM Prospectus Supplement, the ATM Shares will be validly issued, fully paid and nonassessable.

Alston & Bird LLP	www.alston.com

Atlanta | Brussels | Century City | Charlotte | Chicago | Dallas | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

May 9, 2025

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal securities law of the United States, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Sales Agreement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent.  The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated.  Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the ATM Prospectus Supplement, dated May 9, 2025, filed together with the prospectus, dated March 29, 2023, by the Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act on May 9, 2025.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Matthew W. Mamak
Matthew W. Mamak
Partner